Exhibit 99.1

NEWS

5227 N. 7th Street • Phoenix, Arizona 85014 • (602) 266-6700 • Fax (602) 234-2264 • www.zila.com

For Immediate Release	Contact: Zila, Inc.
Andrew A. Stevens
602-266-6700

Zila, Inc. Announces Its
Fiscal 2005 Third Quarter Results

Phoenix – June 9, 2005 – Zila, Inc. (Nasdaq: ZILA) announced results for its third quarter of fiscal 2005 that ended April 30, 2005. Highlights of those results, compared with the third quarter of fiscal 2004 ended April 30, 2004, are as follows:

•	Net revenues were $14.1 million, an increase of 11%, compared to net revenues of $12.7 million. Excluding sales of Zila Swab Technologies, Inc. (“IST”) from both periods, net revenues increased by 22%.

•	Zila Nutraceuticals revenues increased by $2.0 million, or 23%, to $10.4 million. Zila Pharmaceuticals revenues decreased by $0.5 million, or 13%, to $3.6 million. The reduction in sales at IST led to that decline. Excluding sales of IST from both periods, Zila Pharmaceuticals revenues increased by 18%. Sales of ViziLite®, Zila’s screening product for the identification of oral mucosal abnormalities in populations at increased risk for oral cancer, were $0.4 million during the third quarter of fiscal 2005. ViziLite sales increased nearly five-fold over fiscal 2004’s third quarter and by approximately 100% over sales in the second quarter of fiscal 2005.

•	Gross profit increased to 67% in the third quarter of fiscal 2005 from 63% in the prior year period, driven primarily by lower ascorbic acid costs, the major raw material in our Ester-C products. Gross profit dollars increased by $1.6 million, or 20%, to $9.5 million from $7.9 million.

•	Marketing and selling expense in the third quarter of fiscal 2005 increased by approximately 50%, to $5.5 million, from $3.6 million, driven largely by Zila Nutraceuticals’ Ester-brand marketing efforts.

•	Research and development spending, primarily in connection with Zila’s OraTest® program, decreased by approximately 21%, to $1.6 million from $2.1 million. R&D spending in the third quarter of fiscal 2005 was focused more on preparing to execute our new clinical program and on re-developing our OraTest manufacturing capabilities and less on the conduct of clinical trials and as a result it was lower than in the prior year.

•	General and administrative costs increased 18% to $3.5 million from $2.9 million, due primarily to consulting and professional fees in connection with our Sarbanes-Oxley Section 404 compliance efforts.

•	The net impact of the items discussed above was a net loss for the quarter of $2.2 million, or five cents per share, compared to a loss of $1.6 million, or three cents per share in the third quarter of fiscal 2004.

Zila’s Chairman, President and CEO, Doug Burkett, Ph.D., said, “The third quarter was strong from the perspective of revenues generated by our core businesses. Our revenues grew by 22% excluding the impact of IST and all of our business units contributed to that result. Sales of our ViziLite product continue to increase as this product becomes more widely known and accepted by the dental community. Our Zilactin® product line posted double-digit revenue growth for the first time in years. Our gross profit performance was also strong during the quarter. We remain committed to our efforts to aggressively support Zila Nutraceuticals, our growth business of today, and Zila Pharmaceuticals and Zila Biotechnology, our growth businesses of tomorrow, with the resources required to maximize long-term return. Certain costs within those businesses have accelerated sharply over the last year, as we are launching new products at Nutraceuticals and Pharmaceuticals and advancing our OraTest regulatory effort. While that means that our bottom line is likely to remain under pressure for the near term, it’s consistent with our strategy to generate future growth and become profitable following completion of the OraTest regulatory effort and eventual product launch. Zila anticipates that the cost of the new regulatory program is well within its cash availability.”

Zila Nutraceuticals

Net revenues for Zila Nutraceuticals for the three months ended April 30, 2005 increased 23% to $10.4 million compared to $8.5 million for the three months ended April 30, 2004. The revenue gain was driven largely by increased national TV and radio advertising spending, timed to support the launch of Ester-E® and the completion of the cold and flu season for Ester-C®.

Gross margins for Zila Nutraceuticals increased to 70% for the three months ended April 30, 2005 compared to 65% for the three months ended April 30, 2004. This increase was caused primarily by lower costs of ascorbic acid resulting from lower-cost extended supply arrangements that commenced late in fiscal 2004.

Zila Pharmaceuticals

Net revenues for Zila Pharmaceuticals for the three months ended April 30, 2005 decreased 13%, to $3.6 million, compared to $4.2 million in the prior year period.

Sales for the IST subsidiary (net of intercompany sales) were $222,000 compared to $1.3 million last year, as the contract with its largest customer ended in March 2004. Revenues from our Zilactin line of products increased 12% compared to the prior year, and a change in annualized purchasing patterns by our largest Peridex® customer produced flat revenue comparisons for that product, but we expect increased overall annual Peridex sales to that customer. Sales of ViziLite were $0.4 million in the fiscal 2005 third quarter and were nearly five times higher than sales in the comparable prior year quarter.

Gross margins for Zila Pharmaceuticals increased to 59% in the third quarter of fiscal 2005 from 58% in the third quarter of fiscal 2004, due primarily to reductions in the cost of sales for Zilactin and to improvements in the margins for ViziLite.

Other operating costs totaling $298,000 were incurred during the quarter in connection with efforts to upgrade certain manufacturing and quality control procedures at IST.

Zila Biotechnology

Total operating expenses for Zila Biotechnology were $2.1 million for the three months ended April 30, 2005, an 8% decrease compared to the $2.3 million incurred for the three months ended April 30, 2004. Research and development expenses related to the OraTest program decreased 21% to $1.5 million. The clinical program cost in the fourth quarter is expected to increase beyond the third quarter’s spending level as the company prepares to execute the new program.

Zila’s new clinical program will include the evaluation of OraTest’s ability to improve the detection of cancer and pre-cancers in a high-risk population of tobacco and/or alcohol consumers. The study will be conducted by Quintiles, Inc. with oversight by Zila’s internal clinical and regulatory team. The study is anticipated to require less than 4,000 readily available subjects from approximately eleven sites within the United States. It is feasible that the study could be completed within one year from the time that all sites are enrolling patients.

Zila continues its communications with the Food and Drug Administration and management is pleased with the recent progress that has been achieved. We continue to believe that we may begin enrolling patients in the new program late this summer.

Nine Months Ended April 30, 2005

Net sales for the nine months ended April 30, 2005 increased 2% to $39.2 million compared to $38.3 million for the comparable period of fiscal 2004. The increase was achieved despite the loss of a major customer at the company’s IST subsidiary which resulted in IST net revenue declining to $531,000 in fiscal 2005 from $4.6 million in fiscal 2004. Excluding the impact of IST, net sales increased 15% compared to the prior year period on the strength of continued growth in Ester-C sales and substantial improvement in ViziLite sales. Gross profit increased to $26.0 million for the nine months ended April 30, 2005 from $23.0 million in the comparable prior year period. Net loss attributable to common shareholders increased to $7.5 million from $4.1 million in the comparable period of the prior year, due to increased spending for marketing and selling costs and research and development costs in the fiscal 2005 period. Fiscal 2004 also benefited from a $470,000 gain on the sale of the Company’s headquarters building.

Conference Call

Zila, Inc. will host a conference call to discuss these results today at 4:30 p.m. ET; 2:30 p.m. MT. This call is open to the public. Domestic participants may dial 800-291-8929 up to ten minutes before the scheduled start time and ask for the Zila conference call. Participants calling from outside the United States should dial 706-634-0478. A tape replay of the call will be available for 48 hours beginning at 5:30 p.m. MT on June 9, 2005, by dialing 800-642-1687 and providing the conference ID number 6713934. Participants calling from outside the United States should dial 706-645-9291. In addition, the call will be broadcast over the Internet and can be accessed at http://www.zila.com or http://www.earnings.com. Investors should visit the website prior to the call to download any necessary audio software.

About Zila

Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila® Tolonium Chloride and OraTest® technologies.

•	Zila Pharmaceuticals, marketer of products to promote oral health and prevent oral disease, including ViziLite® oral examination kits, Peridex® prescription periodontal rinse and Zilactin® OTC oral care products.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E®, branded, highly effective forms of Advanced Protection vitamins C and E.

For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, on the date of this release, and are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, many of which are beyond the Company’s control, that could cause actual results to differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the ability of the Company to maintain required cash flows and cash availability to implement its business plan and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to maintain, expand, or in certain cases, regain distribution within new or existing channels of trade for its products; and the market acceptance of the ViziLite® and Ester-E® products and the future gross margins for such products. A wide variety of factors will impact the length, size and expense of the OraTest® clinical program; the FDA’s ultimate decision regarding the OraTest® clinical program and product; the limitations on the indicated uses for the OraTest® product; and the ultimate market reception of the OraTest® product. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2004, and its Form 10-Q for the three months ended April 30, 2005, filed with the Securities and Exchange Commission. In light of those risks and uncertainties you are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release. We are under no obligation, nor do we intend, to update the forward looking statements contained herein to reflect circumstances existing after the date of this release.

(Financial Tables Follow)

ZILA, INC. AND SUBSIDIARIES
Income Statement (Unaudited)
(in thousands — except for per share data)

	Three months ended		Nine months ended
	April 30,		April 30,
	2005	2004	2005	2004
Net revenues	$14,068	$12,650	$39,180	$38,307
Cost of product sold	4,590	4,725	13,185	15,310

Gross Profit	9,478	7,925	25,995	22,997
Operating Costs and Expenses:
Marketing and selling	5,468	3,646	16,323	10,897
General and administrative	3,475	2,935	9,528	9,959
Other operating costs	298	—	298	—
Research and Development	1,636	2,064	5,220	4,332
Depreciation and Amortization	713	707	2,065	2,089

	11,590	9,352	33,434	27,277

Loss from Operations	(2,112)	(1,427)	(7,439)	(4,280)

Other Income (Expense):
Interest income	35	25	129	77
Interest expense	(44)	(100)	(144)	(254)
Gain on sale of assets	—	—	—	470
Other expense	(30)	(65)	(63)	(109)

	(39)	(140)	(78)	184

Pretax loss from operations	(2,151)	(1,567)	(7,517)	(4,096)
Income tax expense	—	—	(2)	—

Net Loss	(2,151)	(1,567)	(7,519)	(4,096)
Preferred stock dividends	(10)	(10)	(29)	(29)

Net loss attributable to common shareholders	$(2,161)	$(1,577)	$(7,548)	$(4,125)

Basic and diluted net loss per common share	$(0.05)	$(0.03)	$(0.17)	$(0.09)
Weighted average shares outstanding — basic and diluted	45,600	45,373	45,551	45,297
EBITDA (a)	$(1,429)	$(785)	$(5,437)	$(1,830)

(a) EBITDA is defined as earnings (loss) before net interest, taxes (income), depreciation and amortization.

EBITDA Reconciliation
(in thousands)

	Three months ended		Nine months ended
	April 30,		April 30,
	2005	2004	2005	2004
EBITDA	$(1,429)	$(785)	$(5,437)	$(1,830)
Interest income	35	25	129	77
Interest expense	(44)	(100)	(144)	(254)
Depreciation and amortization	(713)	(707)	(2,065)	(2,089)
Income tax expense	—	—	(2)	—

Net Loss	$(2,151)	$(1,567)	$(7,519)	$(4,096)

Net Revenues by Business Unit
Unaudited
(in thousands)

	Three months ended			Nine months ended
	April 30,			April 30,
			%			%
	2005	2004	Change	2005	2004	Change
Nutraceuticals	$10,432	$8,471	23	$28,953	$24,073	20
Pharmaceuticals — including IST	3,636	4,179	(13)	10,227	14,232	(28)
IST	222	1,284	(83)	531	4,567	(88)

Pharmaceuticals — excluding IST	3,414	2,895	18	9,696	9,665	—
Total Company	14,068	12,650	11	39,180	38,307	2
Total Company — excluding IST	13,846	11,366	22	38,649	33,740	15

Management believes that the exclusion of the impact of IST’s revenue decline is meaningful information to provide to investors because it aids in evaluating the revenue generated by the core units of the business and because management continues to evaluate the long-term strategic fit of the IST unit with respect to the rest of the business.

Balance Sheet Data
Unaudited
(in thousands)

	April 30,	July 31,
	2005	2004
Current assets	$25,029	$28,868
Property — net	9,284	9,142
Intangibles — net	23,094	23,680
Other	395	419

Total Assets	$57,802	$62,109

Current liabilities	$11,006	$7,696
Long-term liabilities	3,822	4,185
Shareholders Equity	42,974	50,228

Total Liabilities and Equity	$57,802	$62,109